Exhibit 99.1

Gastar Exploration Announces Successful Williams #1 Completion and Updates
                  Other Bossier Completion Activities


    HOUSTON--(BUSINESS WIRE)--Feb. 6, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today that it has concluded initial completion operations on two of three middle Bossier sands in the Williams #1 well. The two completed middle Bossier zones have individually tested at gross rates of 3.5 MMCFD and 4.0 MMCFD, respectively. Gastar currently plans to fracture stimulate the remaining middle Bossier sand by mid-February and after stabilizing production from the last completion, the three middle Bossier zones will be co-mingled.

    Gastar is currently completing road repairs on the John Parker #2 well after a flood control water release damaged the lease road. Repairs are expected to be completed in ten days and the final middle Bossier zone in the John Parker #2 well fracture stimulated by late February. The initial middle Bossier zone completed in the John Parker #2 well tested at a gross rate of 3.5 MMCFD. The remaining middle Bossier zone scheduled for completion exhibited even better log characteristics than the initial completion. In addition, the John Parker #2 contains upper Bossier formation and Knowles limestone formations that have apparent pay based on drilling shows and log analysis.

    Gastar is also preparing to complete an additional middle Bossier zone in the Wildman Trust #2 well. The Wildman Trust #2 well incurred an apparent casing failure at approximately 16,900 feet while testing a middle Bossier formation at pre-fracture stimulation rates estimated to be between 3 and 5 MMCFD. As a result of the casing failure, completion in the middle Bossier zone previously perforated and flowed will not be possible; however, three additional middle Bossier zones are expected to be completed in the Wildman Trust #2. The next scheduled fracture stimulation on the Wildman Trust #2 is mid-February.

    Gastar is currently drilling three wells in its deep Bossier play. The Wagner #1 well, a middle Bossier test located in the northwestern corner of Gastar's leasehold, is drilling at approximately 13,300 feet. The Lone Oak Ranch #2 well, a Knowles, upper Bossier and middle Bossier test, is drilling at approximately 13,800 feet and the Donelson #3, a Pettet and lower Bossier test, is drilling at approximately 10,300 feet. Gastar has a 50% after casing point working interest in the Wagner #1 and Lone Oak Ranch #2 wells and a 67% after casing point working interest in the Donelson #3 well.

    Commenting on the announcements, J. Russell Porter, Gastar's President & CEO, stated, "The successful completion of middle Bossier zones in the Williams #1 and the testing of high pre-frac rates on the Wildman Trust #2 are additional confirmation of the presence of middle Bossier sands on a meaningful portion of Gastar's leasehold. The John Parker #2 well was further confirmation of the presence of middle Bossier sands on another significant portion of Gastar's acreage. The completion and production delays we have suffered due to mechanical issues and weather now appear to be behind us and we are looking forward to meaningful increases in 2007 production rates in the Hilltop area."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration, Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com